EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-214202) of QLT Inc. of our reports dated February 25, 2016, relating to the consolidated financial statements and financial statement schedules of QLT Inc. and the effectiveness of QLT Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of QLT Inc. for the year ended December 31, 2015 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada
November 22, 2016